Exhibit 21.1
LIST OF SUBSIDIARIES OF DUPONT FABROS TECHNOLOGY, INC.

Subsidiary	Jurisdiction of Organization
Alshain Ventures LLC	Delaware
Beaver Ventures LLC	Delaware
Cosmic Ventures LLC	Delaware
DF Property Management LLC	Delaware
DF Technical Services LLC	Delaware
DFT Canada LP, LLC	Delaware
DFT Moose GP, LLC	Delaware
Dipper Ventures LLC	Delaware
DuPont Fabros Technology, L.P.	Maryland
Elk Ventures LLC	Delaware
Fawn Ventures LLC	Delaware
Fox Properties LLC	Delaware
Gazelle Ventures LLC	Delaware
Grizzly Ventures LLC	Delaware
Lemur Properties LLC	Delaware
Moose Ventures LP	Delaware
Porpoise Ventures LLC	Delaware
Quill Equity LLC	Delaware
Rhino Equity LLC	Delaware
Tarantula Ventures LLC	Delaware
Xeres Management LLC	Delaware
Xeres Ventures LP	Delaware
Yak Ventures LLC	Delaware